Exhibit 99


UNION CARBIDE
NEWS RELEASE


CONTACT:   Sean S. Clancy
           (203) 794-6976


           UNION CARBIDE SHAREHOLDERS APPROVE PLAN FOR MERGER
                            WITH DOW CHEMICAL

     DANBURY, Conn., Dec. 1 -- Union Carbide Corporation (NYSE: UK) today announced that its shareholders have voted to adopt the agreement and plan of merger between the corporation and The Dow Chemical Company (NYSE: DOW).

     More than 99.9 million shares were voted in favor of the merger, representing approximately 96 percent of the shares voted and 74 percent of the outstanding shares as of the record date of Oct. 4, 1999. A vote of two-thirds of the outstanding shares was required to approve the merger.

     Filings also have been made with the U.S. Federal Trade Commission, the European Commission and other regulatory authorities. The merger is expected to take place following completion of the necessary regulatory reviews.

     "I am very excited about this opportunity for Union Carbide to join forces with Dow to create what we believe will be the world's premier diversified chemical company," said Union Carbide Chairman and CEO William Joyce. "With leading technologies and outstanding facilities and people, we believe the new Dow will offer even stronger long-term prospects for profitable growth and enhancing shareholder value, while also delivering enhanced value to customers and end-use consumers."

                                    - END -
1999
P3-01-020
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